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                                                                    EXHIBIT 12.2

               CENTERPOINT ENERGY, INCORPORATED AND SUBSIDIARIES

COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES AND PREFERRED STOCK DIVIDENDS
                             (THOUSANDS OF DOLLARS)

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
                                                                                     YEAR ENDED DECEMBER 31,
                                                                           -----------------------------------------
                                                                               1999           2000            2001
                                                                           -------------  -------------  -------------
Income from continuing operations........................................  $   1,389,188  $      52,306  $     356,621

Income taxes for continuing operations...................................        779,539        159,039        201,253

Minority interest income.................................................             --            (37)           (36)

Capitalized interest.....................................................        (13,010)        (6,855)        (4,765)

Preference security dividend requirements of subsidiary..................           (607)        (1,572)        (1,338)
                                                                           -------------  -------------  -------------
                                                                               2,155,110        202,881        551,735
                                                                           -------------  -------------  -------------

Fixed charges, as defined:

   Interest and distribution on trust preferred securities...............        469,477        505,709        541,879

   Capitalized interest..................................................         13,010          6,855          4,765

   Preference security dividend requirements of subsidiary...............            607          1,572          1,338

   Interest component of rentals charged to operating expense............         12,217         11,762         11,823
                                                                           -------------  -------------  -------------
   Total fixed charges...................................................        495,311        525,898        559,805
                                                                           -------------  -------------  -------------

Earnings, as defined.....................................................  $   2,650,421  $     728,779  $   1,111,540
                                                                           =============  =============  =============

Ratio of earnings to fixed charges.......................................           5.35           1.39           1.99
                                                                           =============  =============  =============
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